Exhibit 10.2

EXECUTION VERSION

April 28, 2021

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, NY 10022

RE:    Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and Enjoy Technology Inc., a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Acquiror and Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and the Sponsor hereby agree as follows:

1.

The Sponsor represents and warrants that it holds 9,268,750 shares of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Acquiror (the “Acquiror Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 9,343,750 shares of Acquiror Class B Common Stock issued and outstanding.

2.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1 and 9.2 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives, in accordance with Section 17.4 of Acquiror’s Governing Documents and on behalf of all holders of Acquiror Class B Common Stock, any and all rights that any holder of Acquiror Class B Common Stock has or will have under Section 17.3 of Acquiror’s Governing Documents to receive, with respect to each share of Acquiror Class B Common Stock held by such Persons, more than one (1) share of Domesticated Acquiror Common Stock upon automatic conversion of such shares of Acquiror Class B Common Stock in accordance with Acquiror’s Governing Documents in connection with the consummation of the transactions contemplated by the Merger Agreement. Without limitation of the foregoing, upon the consummation of the transactions contemplated by the Merger Agreement, the Sponsor hereby acknowledges and agrees that pursuant to Section 17 of Acquiror’s Governing Documents, each share of Acquiror Class B Common Stock shall automatically convert into one (1) share of Domesticated Acquiror Common Stock.

3.

Upon and subject to the Closing, 1,121,250 shares of Domesticated Acquiror Common Stock owned by the Sponsor (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture if a Triggering Event does not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with the terms of this Letter Agreement.

4.

The holders of the Sponsor Earnout Shares shall not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any Sponsor Earnout Shares until the date on which a Triggering Event has occurred; provided, that the Sponsor may distribute the Sponsor Earnout Shares to its members in accordance with its Governing Documents and the Registration Rights Agreement.

5.

Any certificates or book entries representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of Domesticated Acquiror Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by Acquiror and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

6.

The Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of a Triggering Event during the Earnout Period; provided, however, that a Triggering Event shall only occur once, if at all.

7.

If Acquiror at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), the share price set forth in the definition of “Triggering Event” below shall be equitably adjusted by Acquiror in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

8.	As used herein:

a.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than Acquiror, the Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Company or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than Acquiror, the Company or any of their respective Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Company, any of their respective Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Company to any Person.

b.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of Domesticated Acquiror Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Acquiror A Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Acquiror Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock).

c.	“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing Date.

d.

“Triggering Event” shall mean the first date during the Earnout Period on which the Common Share Price is greater than $15.00; provided, that in the event of a Change of Control during the Earnout Period pursuant to which Acquiror or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Domesticated Acquiror Common Stock (as agreed in good faith by the Sponsor and the board of directors of Acquiror), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control.

9.

The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the consent of the Company.

10.

This Letter Agreement, together with the Merger Agreement to the extent referenced herein and the other agreements entered into by the Sponsor in connection with the initial public offering of Acquiror constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

11.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

12.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 11.2 (Waiver), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.11 (Amendment), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and 11.15 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

13.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Acquiror being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to the Sponsor being sent to:

Marquee Raine Acquisition Sponsor LP

65 East 55th Street, 24th Floor

New York, NY 10022

Attention: Joseph Beyrouty

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153,

Attention: Jackie Cohen

Email: jackie.cohen@weil.com.

14.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

MARQUEE RAINE ACQUISITION SPONSOR LP

By:	/s/ Brandon W. Gardner
Name:	Brandon W. Gardner
Title:	Director

By:	/s/ Thomas S. Ricketts
Name:	Thomas S. Ricketts
Title:	Director

Acknowledged and agreed as of the date of this Letter Agreement:

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov
Name:	Brett Varsov
Title:	Co-Chief Executive Officer

[Signature Page to Letter Agreement]